Exhibit 99.1

CAPE BANCORP, INC. REPORTS

THIRD QUARTER 2008 RESULTS

Cape May Court House, New Jersey, October 28, 2008—Cape Bancorp, Inc. (“Cape Bancorp”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended September 30, 2008. Cape Bancorp reported net income of $593 thousand, or $0.05 per share, for the September 30, 2008 quarter, a decline from $1.3 million, or $0.11 per share reported for the quarter ended June 30, 2008. Net income for the quarter ended September 30, 2008 was adversely affected by an other-than-temporary impairment (OTTI) charge of $975 thousand on equity securities of two financial institutions (Freddie Mac and Fannie Mae), leaving a current book value of $96 thousand. An additional OTTI charge of $1.2 million was taken on a collateralized debt obligation, leaving a current book value of $498 thousand. The provision for loan losses increased $750 thousand over the amount reported for the quarter ended June 30, 2008, of $558 thousand.

Net interest margin for the quarter ended September 30, 2008 increased to 3.61% from 3.44% for the quarter ended June 30, 2008 as a result of the bank’s efforts to recapture approximately $230 thousand in interest income on loans previously reported as non-performing. Return on average assets for the quarter ended September 30, 2008 decreased to 0.21% from 0.46% for the quarter ended June 30, 2008. Return on average equity for the quarter ended September 30, 2008 decreased to 1.30% from 2.85% for the quarter ended June 30, 2008.

For the nine months ended September 30, 2008, Cape Bancorp had a net loss of $317 thousand or $0.061 per share. Net interest margin for this period was 3.47%, return on average assets was (0.04)%, and return on average equity was (0.24)%. Net loss for the nine months ended September 30, 2008 includes Cape Bank’s contribution of $6.3 million to the charitable foundation it established as part of its initial stock offering, approximately $785 thousand of expenses, net of taxes, associated with costs related to the acquisition of Boardwalk Bank and Cape Bank’s name change, $2.4 million in OTTI charges on equity securities and provision for loan losses of $2.1 million.

At September 30, 2008, Cape Bancorp’s total assets decreased to $1.128 billion from $1.159 billion at June 30, 2008, a decrease of $31 million or 2.66%. For the period January 31, 2008 (the date we completed our initial public stock offering and simultaneous acquisition of Boardwalk Bank) through September 30, 2008, assets decreased $11.0 million or 0.97%.

At September 30, 2008, Cape Bancorp’s total net loans decreased to $778.7 million from $800 million at June 30, 2008, a decrease of $21.3 million or 2.62%. For the period of January 31, 2008 through September 30, 2008, net loans increased $3.2 million or 0.41%.

Cape Bancorp had $33.3 million in total delinquent loans at September 30, 2008, or 4.22% of total gross loans, up from $31.1 million or 3.84% at June 30, 2008. Loans delinquent 31-60 days increased to $9.1 million from $4.4 million at June 30, 2008 and loans delinquent 61-90 days increased to $1.9 million from $1.0 million at June 30, 2008.

At September 30, 2008, Cape Bancorp had $22.3 million in non-performing loans, or 2.83% of total gross loans, down from $25.8 million or 3.18% of total gross loans at June 30, 2008.

At September 30, 2008, there was one other real estate owned property for $168 thousand. After quarter end, the property sold for $196 thousand. Non-performing loans by portfolio include commercial of $21.2 million and residential of $1.1 million. Commercial non-performing loans had collateral type concentrations of 17% in residential, duplex and multi-family related loans, 22% in land and building lot related loans, 14% in retail store and restaurant related loans, 26% in marina and auto dealership related loans, 7% in B&B and hotel related loans and 13% in commercial building and equipment related loans. The three largest relationships in this category of non-performing loans are $3.5 million, $2.7 million, and $2.5 million. Herbert L. Hornsby, Jr., Chief Executive Officer of Cape Bancorp stated: “Borrowers of the bank are showing the strains of a weak economy. As we continue to closely monitor these relationships, effective controls over asset quality had favorable movement in the quarter as previously reported. Additionally, the bank has taken steps to enhance the loan loss reserves as macro economic conditions appear to be worsening.”

At September 30, 2008, Cape Bancorp’s loan loss reserves increased to $9.9 million from $8.7 million at June 30, 2008, an increase of $1.2 million or 14.3%. The loan loss ratio increased to 1.26% of gross loans from 1.08% of gross loans at June 30, 2008. The loan loss reserve to non-performing coverage ratio increased to 44.6% at September 30, 2008 from 33.9% at June 30, 2008.

Cape Bancorp’s total investment securities at September 30, 2008, decreased to $180.1 million from $196.5 million at June 30, 2008, a decrease of $16.4 million or 8.35%. Of this amount, investment securities classified as available-for-sale were $132.0 million, or 73.3% of total investment securities. For the period January 31, 2008 through September 30, 2008, investment securities decreased from $204.6 million to $180.1 million, a decrease of $24.5 million or 11.97%. During this period, the collateralized debt obligation portion of the investment portfolio declined in value by approximately $16.4 million. At September 30, 2008, the cost basis of such securities was $25.1 million with a fair market value of $9.9 million. Management will continue to evaluate this portfolio for OTTI if downgrades occur below investment grade (BBB), projected cash flows are not adequate to meet contractual obligations or, the market value of such securities declines further and remains depressed for a substantial period of time. For the quarter ending September 30, 2008, Cape Bancorp recognized an OTTI charge of $2.2 million on the investment portfolio.

At September 30, 2008, Cape Bancorp’s total deposits decreased to $730.3 million from $745.4 million at June 30, 2008, a decrease of $15.1 million or 2.03%. Core deposits (DDA, savings and money market accounts) increased to $380.1 million at September 30, 2008 from $377.8 million at June 30, 2008, an increase of $2.3 million or 0.61%. Certificate of deposits decreased to $345.2 million from $358.4 million at June 30, 2008, a decrease of $13.2 million or 3.68%. The decrease in certificates was attributable to a high volume of municipal maturities that did not renew with Cape Bank, as management determined to increase borrowings as a funding source in lieu of renewing high cost certificates of deposit. For the period January 31, 2008 through September 30, 2008, total deposits decreased $45.4 million, or 5.85%.

At September 30, 2008, Cape Bancorp’s total borrowings decreased to $212.9 million from $225.2 million at June 30, 2008, a decrease of $12.3 million or 5.46%. The decrease was a result of lesser demand to fund asset growth. At September 30, 2008, Cape Bancorp’s borrowings to assets ratio decreased to 18.9% from 19.4% at June 30, 2008. Borrowings to total liabilities decreased to 22.4% at September 30, 2008 from 23.1% at June 30, 2008.

Cape Bancorp’s total equity decreased to $177.7 million at September 30, 2008 from $182.7 million at June 30, 2008, a decrease of $5.0 million or 2.74%. The decrease in equity was attributable to an increase in accumulated other comprehensive loss of $5.7 million, net of tax, resulting primarily from the decrease in market value of collateralized debt obligations. Management will continue to monitor other comprehensive income and determine if it is other than temporary as defined by applicable accounting standards. At September 30, 2008, stockholders’ equity was unchanged at 15.8% of total assets. Tangible equity totaled $122.3 million or 11.4% of period end tangible assets, a decrease from 11.5% at June 30, 2008.

Herbert L. Hornsby, Jr., President and Chief Executive Officer of Cape Bancorp, stated: “Cape Bancorp held its first Annual Meeting on August 25, 2008. At this meeting the four director nominees were elected to the Board of Directors. Stockholders also approved the Cape Bancorp, Inc. 2008 Equity Incentive Plan and ratified the appointment of our independent registered public accounting firm of Crowe Horwath LLC for 2008.

“Operational efficiencies continue to be enhanced with the consolidation of the former Boardwalk Bank’s Loan Center (leased space) into Cape Bank’s existing offices and the relocation of personnel. This will enable Cape Bank to more effectively service all of our customers within the two county area.

Mr. Hornsby continued: “The Board of Directors has taken action to terminate director related benefit plans including the Retirement Plan, effective October 31, 2008, the medical benefits effective December 31, 2008 and the participation in the incentive bonus plan effective June 30, 2008. The annual cost savings of these actions will be approximately $215 thousand. In addition, the board took action to ‘freeze’ the employee defined benefit plans effective December 31, 2008. The annual cost savings will be approximately $705 thousand.

“Cape continues to be well capitalized. On July 16, 2008, a notice was submitted to the Office of Thrift Supervision (OTS) to allow Cape Bank to dividend capital to Cape Bancorp. The capital will allow Cape Bancorp to repurchase shares of its common stock in the market for its stock-based benefit plans and pay a dividend to its shareholders. The OTS has not acted on the dividend notice.

“The Board of Directors reviewed the TARP plan proposed by the Treasury Department and banking regulators and has opted not to apply for these funds. The Board believes that with the current high level of capital the costs of these preferred shares and the limitations they impose on future capital management are not in the best interest of shareholders.”

SELECTED BALANCE SHEET DATA

(Unaudited, in thousands)

	Period Ended September 30, 2008	Period Ended June 30, 2008
Investments	$180,144	$196,496
Net Loans	778,683	799,566
Allowance for Loan Losses	9,949	8,708
Total Assets	1,128,259	1,158,922
Total Deposits	730,276	745,361
Total Borrowings	212,863	225,152
Total Equity	177,682	182,691

SELECTED INCOME STATEMENT DATA

(Unaudited, in thousands except share data)

	Three Months Ended September 30, 2008	Three Months Ended June 30, 2008	Nine Months Ended September 30, 2008
Interest Income	$15,154	$15,048	$43,656
Interest Expense	6,084	6,288	18,589
Net interest income	9,070	8,760	25,067
Provision for loan losses	1,308	558	2,149
Pre-tax income (loss)	169	1,707	(2,345)
Net income (loss)	593	1,337	(317)
Earnings (loss) per share	0.05	0.11	(0.06)
Average Shares Outstanding	12,273,615	12,262,084	12,278,695

[1]

Earnings per Share calculation excludes $401,658 from year-to-date net income. This amount represents income earned by Cape Savings Bank (now Cape Bank) prior to the formation of Cape Bancorp. Earnings per Share calculations use average outstanding shares which includes earned ESOP shares.

SELECTED RATIOS and PERFORMANCE MEASUREMENTS

	At or for the Three Months Ended September 30, 2008	At or for the Three Months Ended June 30, 2008
ROAA	0.21%	0.46%
ROAE	1.30%	2.85%
Net Interest Margin	3.61%	3.44%
Efficiency Ratio	64.55%	79.22%
Equity to Assets (end of period)	15.75%	15.76%
Tangible Equity/Tangible Assets	11.40%	11.53%

Non-Performing Loans to Total Gross Loans	2.83%	3.18%
Loan Loss Reserve to Non-Performing Loans	44.62%	33.85%
Loan Loss Reserve to Total Gross Loans	1.26%	1.08%

Book Value	$13.35	$13.72
Tangible Book Value	$9.18	$9.56
Stock Price	$9.15	$9.75
Price to Book Value	68.54%	71.05%
Price to Tangible Book Value	99.67%	101.99%

For further information contact Herbert L. Hornsby, Jr., CEO or Robert J. Boyer, CFO, Cape Bancorp: (609) 465-5600.

This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the year ended December 31, 2007, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 31, 2008.